Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Immune Design Corp. for the registration of common stock and to the incorporation by reference therein of our report dated March 31, 2015 with respect to the financial statements of Immune Design Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
August 12, 2015